UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2013

ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32567 (Commission File Number)	74-2966572 (IRS Employer Identification No.)

12700 Park Central Dr., Suite 1600
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (972) 367-3600

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On September 9, 2013, Alon USA Energy, Inc. (the “Company”), issued a press release regarding the launch of a private offering of $130,000,000 aggregate principal amount of convertible senior notes (the “Notes”) to be issued by the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.
Supplemental Information
The following sets forth certain supplemental information contained in the offering memorandum dated September 9, 2013 relating to the private placement of the Notes. Except as otherwise indicated in the supplemental information set forth below, or as the context may otherwise require references to “the Company,” “we,” “our,” “us,” or like terms refer to Alon USA Energy, Inc., and its subsidiaries.

Recent Developments
Our earnings, profitability and cash flows from operations depend primarily on the margin between refined product prices and the prices for crude oil and other feedstocks. Refining margins historically have been volatile, and are likely to continue to be volatile as a result of a variety of factors including fluctuations in the prices of crude oil, other feedstocks and refined products.
Our operating results for the three and six months ended June 30, 2013 were primarily driven by the following market conditions:

•	the average Gulf Coast 3/2/1 crack spreads for second quarter of 2013 and for the first six months of 2013 were $21.17 per barrel and $24.76 per barrel, respectively;

•	the average WTI to WTS spreads for second quarter of 2013 and for the first six months of 2013 were $0.36 per barrel and $5.86 per barrel, respectively;

•	the average Gulf Coast 2/1/1 high sulfur diesel crack spreads for second quarter of 2013 and for the first six months of 2013 were $4.15 per barrel and $6.16 per barrel, respectively;

•
the average LLS to WTI spreads for second quarter of 2013 and for the first six months of 2013 were $15.07 per barrel and $17.63 per barrel, respectively; and 2013 were ($1.23) per barrel and ($1.08) per barrel, respectively.

The volatility in crude, feedstocks and refined products prices has continued in the third quarter. Through August 29, 2013, we have experienced the following market conditions:

•	Gulf Coast 3/2/1 crack spread ranged from $13.78 per barrel to $19.72 per barrel. For the last 10 days of August, the average Gulf Coast 3/2/1 crack spread was $18.07 per barrel;

•	the average WTI to WTS spread was $0.05 per barrel;

•
Gulf Coast 2/1/1 high sulfur diesel crack spread ranged from $6.31 per barrel to $14.22 per barrel. For the last 10 days of August, the average Gulf Coast 2/1/1 high sulfur diesel crack spread was $13.53 per barrel;

•	the LLS to WTI spread ranged from $2.95 per barrel to $7.05 per barrel. For the last 10 days of August, the average LLS to WTI spread was $3.33 per barrel; and

•	the Brent to LLS spread ranged from ($5.05) per barrel to $4.89 per barrel. For the last 10 days of August, the average Brent to LLS spread was $2.77 per barrel.
These prices and margins depend on numerous factors beyond our control and, therefore, we cannot predict whether fluctuations in crude oil differentials will result in a negative trend for the third quarter, which would negatively impact our earnings, profitability and cash flows.
In the third quarter of 2013, we expect the throughput at both the Big Spring and Krotz Springs refineries to average approximately 69,000 barrels per day. At Krotz Springs, we are planning to process 30,000 bpd of WTI during the third quarter of 2013. Due to the recent decline in refining margin environment and crude spreads discussed above, although it is extremely difficult to predict in this volatile market, we are expecting that our Adjusted EBITDA for the third quarter of 2013 will be lower compared to the second quarter of 2013. For every one dollar per barrel decrease in Gulf Coast 3/2/1 crack spreads and Gulf Coast 2/1/1 high sulfur diesel crack spreads which results from an increase in crude oil prices with product pricing remaining the same, our EBITDA would be reduced by approximately $3.5 million per month.

Certain statements contained in this Current Report on Form 8-K that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our other filings with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release dated September 9, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.

Date:	September 9, 2013	By:	/s/ Shai Even
Shai Even
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated September 9, 2013.